Exhibit 8(a)

[DWT Letterhead]

___________________, 2014

Avista Corporation
1411 East Mission Avenue
Spokane, Washington 99202

Ladies and Gentlemen:

We have acted as counsel to Avista Corporation, a Washington corporation (“Avista”), in connection with the preparation and filing on March __, 2014, with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of the Registration Statement on Form S-4, as may be subsequently amended (the “Registration Statement”). The Registration Statement relates to the proposed merger of Avista Merger Sub, Inc., an Alaska corporation and wholly-owned subsidiary of Avista (“Merger Sub”), with and into Alaska Energy and Resources Company, an Alaska corporation (“AERC”), (the “Merger”) pursuant to the terms of the Agreement and Plan of Merger among Avista, Merger Sub, AERC and William A. Corbus, dated as of November 4, 2013 (the “Merger Agreement”), as further set forth in the information statement/prospectus contained in the Registration Statement (the “Prospectus”). Capitalized terms not expressly defined herein shall have the meanings ascribed to them in the Merger Agreement, a copy of which is filed as Exhibit 2 to the Registration Statement.

In connection with rendering the opinions expressed below, we have examined copies of the following documents:

1.	The Merger Agreement;

2.	The Escrow Agreement, dated as of ____, 2014;

3.	The Exchange Agent Agreement between Avista and Computershare Trust Company, N.A. and Computershare Inc., dated as of ________, 2014; and

4.	The Registration Statement.

In addition, in rendering the opinions expressed in this letter, with your consent, we have relied upon the representations, warranties and covenants contained in the Merger Agreement and the representations contained in the Avista Officer’s Certificate and the AERC Officer’s Certificate, both dated as of the date hereof and delivered to us for purposes of this opinion (together, the “Officers’ Certificates”). We have not independently verified any of the representations contained in the Merger Agreement or the Officers’ Certificates.

Avista Corporation
_______ __, 2014

We have also reviewed the corresponding opinion of counsel dated as of the date hereof and to be received by AERC from Morrison & Foerster LLP in connection with the Registration Statement (the “Morrison & Foerster Opinion”).
In rendering our opinions, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement, without waiver or modification of the material terms and conditions thereof and in the manner described in the Registration Statement, (ii) the representations and statements contained in the Merger Agreement were when made and will at all times remain true, accurate and complete, (iii) the parties have complied with, and if applicable will continue to comply with, the covenants contained in the Merger Agreement in all material respects, (iv) the statements as to factual matters contained in the Registration Statement are and will remain at all times true, accurate and complete, (v) each of the representations in the Officers’ Certificates is and will at all times remain true, accurate and complete, (vi) each of the representations in the Officers’ Certificates made “to the knowledge of” or similarly qualified is correct without such qualification, and (vii) the Morrison & Foerster Opinion has been concurrently delivered and not withdrawn. In addition, we have assumed that, if any AERC shareholders dissent from the Merger under the corporate laws of Alaska, the aggregate number of Dissenting Shares they hold and the aggregate amount of cash paid to them will not equal or exceed such number and amount as would cause the Merger to fail to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
We have also assumed the genuineness of all signatures, the authenticity of documents and records submitted to us as originals, the conformity to the originals of all documents and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents and records, and the completeness and accuracy as of the date of this letter of the information contained in such documents and records.
Based upon, and subject to, the foregoing and the qualifications set forth herein, we are of the opinion that:

1.
the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and Avista and AERC will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and

2.
the statements set forth in the Prospectus under the heading “Material U.S. Federal Income Tax Considerations,” to the extent such statements pertain to matters of law or legal conclusions, and subject to the limitations and conditions set forth therein, are correct in all material respects.

The foregoing opinions are based on the provisions of the Code, Treasury Regulations promulgated under the Code, published revenue rulings and revenue procedures of the Internal Revenue Service ("IRS") currently in effect, existing court decisions, and other authorities available, as of the date of this letter, and the application of those authorities to the facts disclosed in the Registration Statement, the Merger Agreement and the Officers’ Certificates. Future legislative or administrative changes or court decisions, which may or may not be

Avista Corporation
_______ __, 2014

retroactive in application, or any change in facts from those upon which our opinions are based, may significantly modify the opinions set forth in this letter. It should be noted that no ruling has been sought from the IRS with respect to the U.S. federal income tax consequences of the Merger, and this letter is not binding on the IRS or any court.
This letter relates solely to the tax consequences of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction. This letter addresses only the specific issues set forth above, and does not address any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger or otherwise described in the Merger Agreement or the Registration Statement).
This letter is delivered as of its date and we do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention that did not exist on the date hereof or of which we had no knowledge.
We acknowledge that we are referred to in the Registration Statement under the headings “Material U.S. Federal Income Tax Considerations” and “Legal Matters,” and, without admitting that our consent is required under Section 7 of the Securities Act, we consent to that use of our name and to the filing of this letter as Exhibit 8(b) to the Registration Statement.
Very truly yours,